Exhibit 10(vii)
McCORMICK & COMPANY, INCORPORATED
2013 OMNIBUS INCENTIVE PLAN
TERMS OF RESTRICTED STOCK UNITS AWARD AGREEMENT
The following terms and conditions in this agreement (together with the RSU Covenants Addendum attached hereto, this “Award Agreement”) apply to restricted stock units granted under the 2013 Omnibus Incentive Plan by McCORMICK & COMPANY, INCORPORATED, a Maryland corporation, with its principal offices in Baltimore County, Maryland (hereinafter called the “Company”).
RECITALS
WHEREAS, the Board of Directors of the Company (the “Board”) believes that the interests of the Company and its stockholders will be advanced and the Company’s overall managerial strength will be enhanced by encouraging its officers and other key employees to become owners of common stock of the Company (“Stock”); and
WHEREAS, the Board approved and adopted the Company’s 2013 Omnibus Incentive Plan (the “Plan”) on November 27, 2012, effective December 1, 2012, subject to the approval of the Company’s stockholders; and
WHEREAS, the Company’s stockholders approved the Plan on April 3, 2013; and
WHEREAS, one of the purposes of the Plan is to provide an inducement to certain officers and other key employees of the Company and its affiliates (each a “Grantee”) to acquire shares of Stock; and
WHEREAS, the Board has authorized and approved the grant of this Award (defined below) pursuant to the Plan, this Award Agreement and the terms described on the Screen (defined below); and
WHEREAS, this Award and any restricted stock units previously granted to the Grantee (whether vested or unvested) are conditioned on and subject to the terms of the Plan and this Award Agreement.
NOW THEREFORE, in consideration of the foregoing and of the covenants and agreements set forth below, the terms of this Award and this Award Agreement consist of the following:

1.
Grant of Restricted Stock Units. Details of the Grantee’s Award are described on the screen captioned “Grants & Awards” in the Computershare website (the “Screen”). On the grant date specified on the Screen (the “Grant Date”), the Company granted restricted common stock units (“Restricted Stock Units”) to the Grantee for the number of shares of Stock identified as shares granted on the Screen (the “Award”). The Restricted Stock Units shall become vested in accordance with the vesting schedule described in Section 3 hereof.

Each Restricted Stock Unit shall represent one hypothetical share of Stock, without par value. Each Restricted Stock Unit shall at all times be equal in value to one share of Stock. The Company shall credit each Restricted Stock Unit to a bookkeeping account that the Company shall maintain for the Grantee until the Company issues Stock with respect to such Restricted Stock Unit in accordance with Section 4 hereof or such Restricted Stock Unit is forfeited in accordance with Section 3 hereof.

2.
Restrictions on Transfer of Restricted Stock Units. The Restricted Stock Units herein granted and the rights and privileges conferred hereby shall not be transferred, assigned, pledged, or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of said Restricted Stock Units or of any right or privilege conferred hereby contrary to the provisions hereof or upon the levy of any attachment or similar process upon the rights and privileges conferred hereby, these Restricted Stock Units and the rights and privileges conferred hereby shall immediately become null and void.

3.	Vesting of Restricted Stock Units.
(a)The Restricted Stock Units shall vest over a period of three years as follows: 33-1/3% of the Restricted Stock Units, rounded down to the closest whole number, shall become vested and non-forfeitable on March 15 of each of the first and second year following the Grant Date, and the remaining Restricted Stock Units shall become vested and non-forfeitable on March 15 of the third year following the Grant Date (hereinafter referred to collectively as the “Vesting Dates”); provided that, the Grantee continues in the employ of the Company from the Grant Date until the applicable Vesting Date. Except as provided in Section 3(b) hereof, if the Grantee ceases to be an employee of the Company prior to a Vesting Date, the Restricted Stock Units that would otherwise vest on such Vesting Date and any subsequent Vesting Date shall be immediately forfeited.
(b)    Notwithstanding the provisions of Section 3(a) hereof, any outstanding Restricted Stock Units shall immediately become vested and non-forfeitable if the Grantee ceases to be an employee of the Company on account of total and permanent disability, death, or retirement of the Company. If such Restricted Stock Units become vested and non-forfeitable pursuant to this Section 3(b), the date of the Grantee’s death, total and permanent disability, or retirement (or, if later, the Grant Date), whichever applies, shall be treated as the Vesting Date for purposes of this Award Agreement. Settlement and delivery of vested Restricted Stock Units will be accelerated in accordance with Section 4(a) below in the event of Grantee’s death or total and permanent disability or a Change in Control of the Company. In contrast, as described in Section 4(a) below, if the Grantee retires, vested Restricted Stock Units shall generally be delivered at the same time as they would have been delivered had the Grantee remained employed.
(c)     Notwithstanding the provisions of Section 3(a) hereof, if the Grantee has a Qualifying Termination (as such term is defined in the McCormick & Company, Incorporated Severance Plan for Senior Employees (the “Severance Plan”)), any outstanding Restricted Stock Units and outstanding restricted stock units previously granted (collectively, the “Outstanding RSUs”) that would have vested, in accordance with the applicable vesting schedule, during the 12-

month period following such Qualifying Termination, shall immediately vest. If the Grantee’s Qualifying Termination subsequently becomes a Change in Control Termination (as such term is defined in the Severance Plan), the provisions of Section 3(d) below shall be immediately applied to any Outstanding RSUs that were unvested after application of this subsection (c).
(d)    Notwithstanding the provisions of Section 3(a) hereof, if the Grantee has a Change in Control Termination (as such term is defined in the Severance Plan), (a) any Outstanding RSUs held by the Grantee immediately before such Change in Control Termination (other than restricted stock units granted after the Change in Control (as such term is defined in the Plan)) shall, to the extent outstanding at the time of the Change in Control Termination, immediately become 100% vested. Pursuant to Article VII (“Change in Control; Acquisitions”) of the Plan as amended March 25, 2015, this Award Agreement provides for the treatment of the Outstanding RSUs following a Change in Control. Consequently, the terms of Article VII.A. of the Plan that would vest the Outstanding RSUs in connection with a Change in Control shall not apply to the Outstanding RSUs, and, following a Change in Control, the Outstanding RSUs shall vest only as provided in Section 3 of this Award Agreement. In addition, the Committee (as such term is defined in the Plan) may take any other action it deems appropriate to ensure the equitable treatment of participants in the event of, or in anticipation of a Change in Control, including but not limited to any one or more of the following: (i) provision for the settlement of this Award in exchange for its equivalent cash value, as determined by the Committee, as of the date of the Change in Control; or (ii) such other modification or adjustment to this Award as the Committee deems appropriate to maintain and protect the rights and interests of the Grantee upon or following the Change in Control; provided that the Committee shall not take any action that would cause this Award to be subject to the additional tax under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee also may accord any Grantee a right to refuse any acceleration of vesting or benefits, in such circumstances as the Committee may approve.
For purposes of this Award Agreement, the Grantee shall be considered “totally and permanently disabled” if (i) the Grantee is unable, as a result of demonstrable illness (including mental illness), injury or disease, to engage in any occupation or perform any work for remuneration or profit for which the Grantee is reasonably qualified and (ii) the illness, injury or disease is expected to be permanent.
For purposes of this Award Agreement, “retirement” means termination of employment at or after age 55.

4.	Issuance of Common Stock.
(a)    The Company shall issue to the Grantee (or, in the event of the Grantee’s death, to the Grantee’s personal representative) shares of Stock corresponding to vested Restricted Stock Units, net of any applicable withholding taxes, as soon as practicable following the Vesting Date and in no event later than March 15th of the year following the Vesting Date, except in the case of the Grantee’s retirement as provided in the next sentence. If the Vesting Date occurs by reason of the Grantee’s retirement, payment shall be made during the ninety day-period immediately following the earliest of:
(i) (A) March 15 of the year immediately following the Grant Date with respect to the Restricted Stock Units that would otherwise vest on that date, (B) March 15 of the second year following the Grant Date with respect to the Restricted Stock Units that would otherwise vest on that date, and (C) March 15 of the third year following the Grant Date with respect to the remaining Restricted Stock Units;
(ii) the date of the Grantee’s death;
(iii) the date of the Grantee’s total and permanent disability; provided that such disability constitutes a “disability” within the meaning of Treas. Reg. § 1.409A-3(i)(4);
(iv) the date of a Qualifying Termination; or
(v) the date of a Change in Control Termination.
(b)    No shares of Stock shall be issued to the Grantee under this Award Agreement before the applicable Vesting Date.
(c)    The Company’s obligations to the Grantee with respect to the Restricted Stock Units shall be satisfied in full upon the issuance of shares of Stock with respect to the Restricted Stock Units that vest in accordance with Section 3 hereof, net of any applicable withholding taxes, or upon the forfeiture of such Restricted Stock Units in accordance with Section 3 hereof.

5.	Dividend, Voting and Other Rights.
(a)    The Restricted Stock Units are not shares of Stock, and the Grantee shall therefore have no voting, dividend, or other shareholder rights by reason of receiving or being credited with Restricted Stock Units pursuant to this Award Agreement unless and until shares of Stock are issued to the Grantee pursuant to Section 4 hereof.
(b)    This Award Agreement represents only an unfunded and unsecured promise by the Company. The Grantee’s rights under this Award Agreement shall be limited to those of an unsecured general creditor of the Company.

6.
Forfeiture of Outstanding Restricted Stock Units and Gain on Any Restricted Stock Unit. The Grantee shall be required to forfeit to the Company (a) any Outstanding RSUs and (b) any gain realized on account of the Restricted Stock Units and all restricted stock units previously granted to the Grantee (including any shares of Stock issued to the Grantee in connection with the vesting of such awards) in the event the Grantee takes any action in violation or breach of, or in conflict with this Award Agreement (including the RSU Covenants Addendum attached hereto), any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any of its affiliates, or any confidentiality obligation with respect to the Company or any of its affiliates or otherwise in competition with the Company or any of its affiliates. The Company shall annul this Award if the Grantee is an employee of the Company or any of its affiliates and is terminated for “cause,” as such term is defined in the Plan or otherwise as required under the Plan.

7.	Successor. This Award shall be binding upon and inure to the benefit of any successor or successors of the Company.

8.
Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws. Notwithstanding any other provision of this Award Agreement, the Company shall not be obligated to issue any shares of Stock pursuant to this Award Agreement if the issuance thereof would result in a violation of any law.

9.	Section 409A of the Internal Revenue Code.
(a)    Except as provided in Section 9(b) hereof, it is intended that the Restricted Stock Units and this Award Agreement shall qualify as a short-term deferral arrangement described in Treas. Reg. § 1.409A-1(b)(4), and any successor thereto, and that, as a result, the Restricted Stock Units and this Award Agreement shall not be subject to the provisions of Section 409A of the Code (“Section 409A”). This Award Agreement and the Plan shall be administered in a manner consistent with the foregoing intent, and, except as provided in Section 9(b) hereof, any provision that would cause such Restricted Stock Units or this Award Agreement to be subject to Section 409A shall have no force or effect until this Award Agreement is amended to avoid the application of Section 409A (which amendment may be retroactive to the extent permitted by Section 409A and may be made by the Company without the Grantee’s consent). However, should this Award be subject to Section 409A and if the Grantee is a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of his or her separation from service (within the meaning of Treas. Reg. § 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six months thereafter will not be made on the originally scheduled dates and will instead be issued in a lump sum on the date that is six months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of taxation on the Grantee in respect of the shares under Section 409A. Each installment of Restricted Stock Units that vests is a “separate payment” for purposes of Treas. Reg. § 1.409A-2(b)(2).
(b)    Notwithstanding Section 9(a) hereof, the parties recognize that if the Grantee is eligible to retire before the applicable Vesting Date, all or a portion of the Restricted Stock Units will likely no longer be subject to a “substantial risk of forfeiture,” within the meaning of Treas. Reg. § 1.409A-1(d), on the date on which the Grantee becomes eligible to retire (or, if later, the Grant Date). Any such Restricted Stock Units will likely be subject to, rather than exempt from,

Section 409A, but shall comply with Section 409A because they are payable on a permissible payment event within the meaning of Treas. Reg. § 1.409A-3(b).

10.
Withholding. The Company (and/or the Grantee’s local employer) shall, in its discretion, have the right to deduct or withhold from payments of any kind otherwise due to the Grantee, or require the Grantee to remit to the Company (and to his or her local employer), an amount sufficient to satisfy taxes imposed under the laws of any country, state, province, city or other jurisdiction, including but not limited to income taxes, capital gain taxes, transfer taxes, and social security contributions that are required by law to be withheld with respect to the Plan, grant of restricted stock units, payment of shares or cash under this Award Agreement, the sale of shares acquired hereunder, and/or payment of dividends on shares acquired hereunder, as applicable. A sufficient number of the shares resulting from payout of this Award at vesting may be retained by the Company to satisfy any tax withholding obligation.

11.
No Right to Continued Employment. Neither the Plan, this Award Agreement, the grant of Restricted Stock Units, payment of shares or cash under this Award Agreement, the sale of shares acquired hereunder, and/or payment of dividends on shares acquired hereunder, as applicable, gives the Grantee any right to continue to be employed by the Company (or the Grantee’s local employer), or limits, in any way, the right of the Company (or the Grantee’s local employer) to change the Grantee’s compensation or other benefits or to terminate the Grantee’s employment at any time for any reason not specifically prohibited by law.

12.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.
Governing Law and Venue. All disputes arising under or growing out of the Restricted Stock Units or the provisions of this Award Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, United States of America, as provided in the Plan, without regard to such state’s conflict of laws rules. If any dispute arises directly or indirectly from the relationship of the parties evidenced by this Award and this Award Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of Maryland and agree that such litigation shall be conducted only in the courts of Baltimore County, Maryland, and no other courts, where the grant of the Restricted Stock Units are made and/or to be performed.

14.
Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

15.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on the Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.
Relation to Plan. This Award Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency or conflict between this Award Agreement and the Plan, the Plan shall govern. The Plan and this Award Agreement shall be administered by the Committee in accordance with the provisions of Article II of the Plan. Except as expressly provided in this Award Agreement, capitalized terms used herein shall have the meanings ascribed to them in the Plan or on the Screen.

17.	Acceptance of Award. In consideration for the Restricted Stock Units and by accepting this Award Agreement, the Grantee agrees and acknowledges that:
(a)    All restricted stock units previously granted to the Grantee and all Restricted Stock Units granted under this Award Agreement are subject to the RSU Covenants Addendum attached hereto, the terms of which are fully incorporated herein.
(b)    The award of Restricted Stock Units hereunder and any future awards under the Plan is entirely voluntary, and at the complete discretion of the Company. Neither the award of Restricted Stock Units hereunder, nor any future awards by the Company, shall be deemed to create any obligation to grant any other awards, whether or not such a reservation is explicitly stated at the time of any such award. The Board has the right, at any time, to amend, suspend, discontinue or terminate the Plan; provided, however, that no such action by the Board shall adversely affect the Grantee’s rights hereunder without the consent in writing of the Grantee or a beneficiary who has become entitled to this Award.
(c)    The Plan shall not be deemed to constitute, and shall not be construed by the Grantee to constitute part of the terms and conditions of employment. Neither the Company, the Grantee’s local employer, nor any member of the Board or of the Committee shall have any liability of any kind to the Grantee for any action taken or not taken in good faith under the Plan; for any change, amendment, or cancellation of the Plan or this Award; or for the failure of this Award to realize intended tax consequences or to comply with any other law, compliance with which is not required on the part of the Company.
(d)    The Grantee has reviewed the Plan, this Award Agreement, and the Screen in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award Agreement, and fully understands all provisions of the Plan, this Award Agreement, and the Screen.
1.**ADDENDUM APPEARS ON THE FOLLOWING PAGE**

RSU Covenants Addendum
In consideration for the benefits made available under the Plan, the GRANTEE agrees to the covenants set forth in this RSU Covenants Addendum (this “Addendum”) (whether or not the GRANTEE’s restricted stock units vest). The covenants in this Addendum do not supersede, restrict or otherwise limit the GRANTEE’s obligations under any other covenants applicable in connection with the GRANTEE’s employment with or service to the Company.
1.    Confidentiality.
Any and all inventions and discoveries that the GRANTEE makes while he or she is in the employ of the Company relating directly or indirectly to or useful in any activity or enterprise of the Company shall belong to the Company, whether discovered during or after regular working hours. The GRANTEE will, upon request of the Company, make application for a patent on any such invention or discovery that he or she may make, and will, upon request of the Company, make and execute any and all assignments in writing which may be deemed by the Company as proper to assign and transfer to the Company all the right, title and interest of the GRANTEE in and to any and all such patents or patent rights issued by the United States or any other country in which the GRANTEE may have any interest during the term of his or her said employment. The Company will assume the expenses of preparing, applying for, and registering any such patents or assignments.
During the period of the GRANTEE’s employment with the Company, the GRANTEE may have been exposed to confidential, proprietary information and trade secrets of the Company or its customers. The GRANTEE understands that maintenance of the proprietary character of such information to the fullest extent possible is important to the Company. Accordingly, for so long as any such confidential information and trade secrets may remain confidential, secret, or otherwise wholly or partially protected either during or after such employment, the GRANTEE will not use or divulge such information except as specifically permitted by the Company.
2.    Non-Competition and Non-Solicitation.
During the period of the GRANTEE’s employment with the Company, and the period continuing after the GRANTEE’s termination of employment (for any reason) for the Restrictive Period (as defined below) or, in the case of a Change in Control Termination (as such term is defined in the Severance Plan), the Restrictive CIC Period (not to exceed two (2) years), the GRANTEE will not (a) seek or accept employment, directly or indirectly, with any entity that directly competes with the Company, including its subsidiaries and affiliates, in its and their core product categories, in any capacity involving the performance of services like or related to the services that the GRANTEE performed for the Company at any time during the past seven (7) years or (b) solicit for the benefit of any competitor of the Company any entity or person who was or is a customer or employee of the Company as of the GRANTEE’s termination date.
For purposes of this RSU Covenants Addendum, “Restrictive Period” and “Restrictive CIC Period” are specified in the following table:

	Chief Executive Officer	All Others
Restrictive Period	1-½ years	1 year
Restrictive CIC Period	2 years	2 years

3.    Nondisparagement.
The GRANTEE will not communicate, make or cause to be made, any derogatory, defamatory or disparaging remarks, statements or communications about the Company or any related or affiliated entities and persons, including the personal and/or business reputations, practices, products, services or conduct of the Company, or any related or affiliated entities and persons; this includes in-person communications, electronic communications, and communication via social media websites. Likewise, no officer or director of the Company will communicate any derogatory, defamatory or disparaging remarks, statements or communications about the GRANTEE.
4.    Cooperation.
The GRANTEE will answer any questions that may arise and make himself or herself reasonably available to assist the Company in its transition following the GRANTEE’s termination of employment and to cooperate with any other reasonable requests by the Company which may require his or her services after his or her termination of employment. For purposes of this Addendum, the transition period shall be for the one (1) year period following the GRANTEE’s termination of employment for any reason. The GRANTEE will not seek or be entitled to any additional compensation for such assistance or cooperation.
5.    Company Property.
The GRANTEE will promptly return to the Company all property belonging to the Company (but in no event later than the GRANTEE’s termination date), including all keys, phones, computers, mobile phones, credit cards, computer and other passwords, equipment and supplies, as well as all documents prepared by or for the Company, and not otherwise made available to the general public.
6.    Protected Whistleblower Activities.
Notwithstanding the foregoing, nothing in this Addendum, the Award Agreement, the Plan or any other agreement with the Company prohibits the Grantee from reporting or disclosing any actual, possible or potential violation of any federal, state or local law or regulation to any governmental agency or entity, or making other reports or disclosures that are protected under the whistleblower provisions of any federal, state or local law or regulation, in each such case without any prior authorization of, or prior, contemporaneous or subsequent notice to, the Company. Under the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), the Grantee may be entitled to immunity for certain disclosures to his or her attorney or government officials.